TA Schedule – CFVIT

SCHEDULE A

As of October 25, 2016

Columbia Funds Variable Insurance Trust

Columbia Variable Portfolio – Asset Allocation Fund

Columbia Variable Portfolio – Contrarian Core Fund

Columbia Variable Portfolio – Diversified Absolute Return Fund

Columbia Variable Portfolio – Long Government/Credit Bond Fund

Columbia Variable Portfolio – Managed Volatility Conservative Fund

Columbia Variable Portfolio – Managed Volatility Conservative Growth Fund

Columbia Variable Portfolio – Managed Volatility Growth Fund

Columbia Variable Portfolio – Select Large Cap Growth Fund

Columbia Variable Portfolio – Small Cap Value Fund

Columbia Variable Portfolio – Small Company Growth Fund

Columbia Variable Portfolio – Strategic Income Fund

Columbia Variable Portfolio – U.S. Flexible Conservative Growth Fund

Columbia Variable Portfolio – U.S. Flexible Growth Fund

Columbia Variable Portfolio – U.S. Flexible Moderate Growth Fund

Variable Portfolio – AQR Managed Futures Strategy Fund

Variable Portfolio – Lazard International Equity Advantage Fund

Variable Portfolio – Multi-Manager Diversified Income Fund

Variable Portfolio – Multi-Manager Interest Rate Adaptive Fund

TA Schedule – CFVIT

SCHEDULE B

Payments under the Agreement to CMISC shall be made in the first two weeks of the month following the month in which a service is rendered or an expense incurred.

Transfer agency fees for each of Class 1, Class 2 and Class 3 shares shall be calculated at the annual rate of 0.06% of the net assets attributable to such class.

Transfer agency fees for Class 2 for Columbia VP – Managed Volatility Conservative Fund, Columbia VP – Managed Volatility Conservative Growth Fund, Columbia VP – Managed Volatility – Growth Fund, Columbia VP – U.S. Flexible Conservative Growth Fund, Columbia VP – U.S. Flexible Growth Fund and Columbia VP – U.S. Flexible Moderate Growth Fund shall be calculated as follows:

0.00% - on assets invested in underlying funds that pay a transfer agency fee to CMISC; and

0.06% - on assets invested in securities (other than underlying mutual funds that pay a transfer agency fee to CMISC), including other funds that do not pay a transfer agency fee to CMISC, exchange-traded funds, derivatives and individual securities.

In addition, CMISC shall be entitled to retain as additional compensation for its services all CMISC revenues for fees for wire, telephone, and redemption orders, account transcripts due CMISC from shareholders of the Fund and interest (net of bank charges) earned with respect to balances in the accounts referred to in paragraph 2 of the Agreement.

All determinations hereunder shall be in accordance with generally accepted accounting principles and subject to audit by the Funds’ independent accountants.

Except as expressly provided in the Agreement, CMISC shall not be entitled to reimbursement for out-of-pocket expenses. The Funds will promptly reimburse CMISC for any other unscheduled expenses incurred by CMISC whenever the Funds and CMISC mutually agree that such expenses are not otherwise properly borne by CMISC as part of its duties under the Agreement.

TA Schedule – CFVIT

IN WITNESS THEREOF, the parties hereto have executed the foregoing Schedule A and Schedule B as of October 25, 2016.

COLUMBIA FUNDS VARIABLE INSURANCE TRUST on behalf of its series listed on Schedule A

By:	/s/ Christopher O. Petersen
Name:	Christopher O. Petersen
Title:	President

COLUMBIA MANAGEMENT INVESTMENT SERVICES CORP.

By:	/s/ Lyn Kephart-Strong
Name:	Lyn Kephart-Strong
Title:	President